Exhibit 99.1

Professional Diversity Network, Inc. Announces Financial Results for the Quarter Ended March 31, 2022

Chicago, IL, May 16, 2022 (GLOBE NEWSWIRE) — Professional Diversity Network, Inc. (NASDAQ:IPDN), (“IPDN” or the “Company”), a global developer and operator of online and in-person networks that provides access to networking, training, educational and employment opportunities for diverse individuals, today announced its financial results for the quarter ended March 31, 2022.

“Our PDN Network continues to show growth in its organic operations despite the challenges in current economic conditions,” said Adam He, CEO of Professional Diversity Network, Inc. “Our RemoteMore revenues for the period are consistent with our expectations, and we believe that the IAW (NAPW) Network is beginning to stabilize itself as compared to previous years. We are still focused on capitalizing on growth opportunities, increasing our return on organic operations, and maximizing shareholder value throughout 2022.”

First Quarter Financial Highlights:

●	Total consolidated revenues for the three months ended March 31, 2022, increased approximately $0.6 million or 38 percent as compared to the same period in the prior year. PDN Network segment revenues increased approximately $0.2 million, or 13 percent compared to revenues during the same period in the prior year. Revenues for the three months ended March 31, 2022, from the NAPW segment decreased less than approximately $0.1 million, or 26 percent as compared to the same period in the prior year. Revenues for RemoteMore USA during for the three months ended March 31, 2022, were approximately $0.5 million for which there was no comparable activity in the same period of the prior year.

●	Basic and diluted net loss per share remained consistent at $0.06 during the three months ended March 31, 2022 and March 31, 2021.

●	On March 31, 2022, cash balances were approximately $2.9 million as compared to $3.4 million on December 31, 2021. Working capital surplus from continuing operations on March 31, 2022, was approximately $0.3 million as compared to $0.4 million on December 31, 2021.

Financial Results for the Three Months Ended March 31, 2022

Revenues

Total revenues for the three months ended March 31, 2022, increased approximately $569,000, or 38%, to approximately $2,053,000 from approximately $1,484,000 during the same period in the prior year. The increase was predominately attributable to an approximate $477,000 of contracted software development related to RemoteMore for which there was no comparable activity in the period of the prior year. Also contributing to the increase in the period was an increase in recruitment services revenues from the PDN Network of approximately $158,000, partially offset by an approximate $68,000 decrease in membership fees and related services revenues from the NAPW Network, as compared to the same period in the prior year.

During the three months ended March 31, 2022, our PDN Network generated approximately $1,380,000 in revenues compared to approximately $1,220,000 in revenues during the three months ended March 31, 2021, an increase of approximately $160,000 or 13 percent.

During the three months ended March 31, 2022, revenues associated with our NAPW network were approximately $196,000, compared to revenues of approximately $264,000 during the same period in the prior year, a decrease of approximately $68,000 or 26 percent.

During the three months ended March 31, 2022, revenues associated with RemoteMore were approximately $477,000 and there were no revenues in the same period of the prior year.

Costs and Expenses

Cost of revenues during the three months ended March 31, 2022, was approximately $862,000, an increase of approximately $601,000, or 230 percent, from approximately $261,000 during the same period of the prior year. The increase was predominately attributed to approximately $467,000 of contracted software development costs related to RemoteMore, for which there was no comparable activity in the same period of the prior year. Also contributing to the increase was approximately $116,000 of costs as a direct result of increased revenues.

General and administrative expenses decreased by approximately $211,000, or 16 percent, to approximately $1,107,000 during the three months ended March 31, 2022, as compared to the same period in the prior year. The decrease, as compared to the same period in the prior year, was primarily a result of reductions of payroll related costs of approximately $219,000, of which approximately $76,000 related to discretionary incentive payments made in the prior year for which there were no comparable charges in the current period. Also contributing to the decrease were reductions in bad debt charges of approximately $33,000 and other miscellaneous state taxes of approximately $31,000, partially offset by expenses related to RemoteMore operations of approximately $133,000, for which there were no comparable charges in the same period in the prior year.

Depreciation and amortization expense during the three months ended March 31, 2022, was approximately $281,000, an increase of approximately $252,000, compared to approximately $29,000 during the same period in the prior year. The increase was primarily attributable to approximately $256,000 of amortization expense related to RemoteMore’s intangible assets, for which there were no comparable charges in the same period of the prior year, partially offset by assets and intangible assets reaching the end of their useful lives.

Net Loss from Continuing Operations

As the result of the factors discussed above, during the three months ended March 31, 2022, we incurred a net loss of approximately $890,000 from continuing operations, an increase of approximately $134,000 or 18 percent, compared to a net loss of approximately $756,000 during the three months ended March 31, 2021.

Summary of the Quarter’s Financial Information

Amounts in following tables are in thousands except for per share amounts and outstanding shares.

Summary of Financial Position

	December 31, 2021	December 31, 2020
Current Assets:
Cash and cash equivalents	$2,974	$3,403
Other current assets	2,270	2,194
Total current assets	$5,244	$5,597
Long-term assets	2,903	3,388
Total Assets	$8,147	$8,985

Total current liabilities	$4,896	$5,180
Total long-term liabilities	665	697
Total liabilities	$5,561	$5,877

Total Professional Diversity Network, Inc. stockholders’ equity	2,473	2,791
Total stockholders’ equity – noncontrolling interests	113	317
Total liabilities and stockholders’ equity	$8,147	$8,985

Summary of Financial Operations

	Three Months Ended March 31,		Change	Change
	2022	2021	(Dollars)	(Percent)
Revenues:
Membership fees and related services	$196	$264	$(68)	(25.8)%
Recruitment services	1,333	1,175	158	13.4%
Contracted Software Development	477	-	477	100.0%
Consumer advertising and marketing solutions	47	45	2	4.4%
Total revenues	$2,053	$1,484	$569	38.3%

Cost and expenses:
Cost of revenues	$862	$261	$601	230.3%
Sales and marketing	719	700	19	2.7%
General and administrative	1,107	1,318	(211)	(16.0)%
Depreciation and amortization	281	29	252	869.0%
Total cost and expenses:	$2,969	$2,308	$661	28.6%

Loss from continuing operations, net of tax	$(890)	$(756)	$(134)	(17.7)%

Basic and diluted loss per share:
Continuing operations	$(0.06)	$(0.06)

Weighted average shares outstanding:
Basic and diluted	16,207,113	13,263,402

Summary of Cash Flows from Continued Operations

	Three Months Ended March 31,
	2022	2021
Cash (used in) provided by continued operations
Operating activities	$(287)	$(769)
Investing activities	(2)	(6)
Financing activities	(140)	1,000
Net increase in cash and cash equivalents from continued operations	$(429)	$225

Professional Diversity Network, Inc. and Subsidiaries

Non-GAAP (Adjusted) Financial Measures

We believe Adjusted EBITDA provides a meaningful representation of our operating performance that provides useful information to investors regarding our financial condition and results of operations. Adjusted EBITDA is commonly used by financial analysts and others to measure operating performance. Furthermore, management believes that this non-GAAP financial measure may provide investors with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. However, while we consider Adjusted EBITDA to be an important measure of operating performance, Adjusted EBITDA and other non-GAAP financial measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Further, Adjusted EBITDA, as we define it, may not be comparable to EBITDA, or similarly titled measures, as defined by other companies.

The following table provides a reconciliation of net loss from continuing operations to Adjusted EBITDA for the three months ended March 31, 2022, and 2021, the most directly comparable GAAP measure reported in our consolidated financial statements:

	Three Months Ended March 31,
	2022	2021
	(in thousands)
Loss from Continuing Operations	$(890)	$(756)
Stock-based compensation	124	106
Litigation settlement reserve	17	-
Loss attributable to noncontrolling interest	205	-
Depreciation and amortization	281	30
Interest and other income	(3)	1
Income tax expense (benefit)	(26)	(67)
Adjusted EBITDA	$(292)	$(686)

About Professional Diversity Network

Professional Diversity Network, Inc. (NASDAQ: IPDN) is a global developer and operator of online and in-person networks that provides access to networking, training, educational and employment opportunities for diverse professionals. We operate subsidiaries in the United States including International Association of Women (IAW), which is one of the largest, most recognized networking organizations of professional women in the country, spanning more than 200 industries and professions. Through an online platform and our relationship recruitment affinity groups, we provide our employer clients a means to identify and acquire diverse talent and assist them with their efforts to comply with the Equal Employment Opportunity Office of Federal Contract Compliance Program. Our mission is to utilize the collective strength of our affiliate companies, members, partners and unique proprietary platform to be the standard in business diversity recruiting, networking and professional development for women, minorities, veterans, LGBTQ+ and disabled persons globally.

In addition, PDN, Inc. owns 45.62% of RemoteMore USA, an innovative, global entity that provides remote-hiring marketplace services for developers and companies. Companies are connected with reliable, cost-efficient, vetted developers, and empowers every developer to get a meaningful job regardless of their location.

Forward-Looking Statements

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our most recently filed Annual Report on Form 10-K and in our subsequent filings with the Securities and Exchange Commission. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” and “would” or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. Our most recently filed Annual Report on Form 10-K, together with this press release and the financial information contained herein, are available on our website, www.prodivnet.com. Please click on “Investor Relations.”

Investor Inquiries:

investors@ipdnusa.com

+1 (312) 614-0950

Source: Professional Diversity Network, Inc.

Released May 16, 2022